EXHIBIT 99.1

SMG Industries, Inc. Announces Preliminary Unaudited Year End 2020 Revenue Results and Strategy Update

SMG Reports Preliminary Unaudited Revenues of approximately $30.6 million for the Year Ended December 31, 2020, an Increase of about 370% From the Year Ended 2019

HOUSTON, TX. February 3, 2021 - SMG Industries, Inc. (“SMG” or the "Company") (OTCQB:SMGI), a growth-oriented transportation services company focused on the domestic infrastructure logistics market today announced that its preliminary unaudited results of consolidated revenues from operations for the year ended December 31, 2020 was approximately $30,600,000, representing an increase of about 370% from the comparable year end 2019. The previous year 2019 did not include revenues from the 5J Transportation Group acquisition that closed in February 2020.

Preliminary Fiscal Year Ended 2020 Highlights

As reported in December 2020 in the Company’s Current Report on Form 8-K, SMG has divested itself of the oilfield-heavy industrial services company MG Cleaners subsidiary as of December 2020. Strategically, SMG has refined its focus to “Moving America’s Infrastructure” and has pivoted into heavy haul and super heavy transportation services, utilizing its current inventory of more than 100 semi tractors and 240 multi-axle trailers, as well as a fleet of cranes and ancillary equipment.

Mr. Jeffrey Martini, CEO of SMG, stated, "The Company transitioned and pivoted its business model focusing on the significant domestic infrastructure spend anticipated by the new federal administration. Our 5J Transportation Group enjoys an exceptional reputation in hauling bridge beams, wind energy, and power generation components for its customers. We believe that our geographic stronghold in the thriving south-central United States, combined with having a deeply experienced team of drivers and operators, allow us to provide a compelling suite of services that makes us one of the premier heavy-haul companies in the business. Further, the divestiture of MG Cleaners and pivot from a primary focus on upstream oil and gas to Moving America’s Infrastructure are cornerstones of our focused growth strategy.” Mr. Martini continued, “SMG Industries’ transformational acquisition of the 5J Transportation Group is illustrated in the revenue increase in the fiscal year 2020 compared to the previous year and the vast size and quality of its equipment fleet. The COVID-19 pandemic that affected much of fiscal year 2020 required the Company to execute on cost cutting strategies and develop new lines of business and SMG exited the year with rich revenue opportunities, bolstered by the new administration’s domestic infrastructure spending plans.”

The Company currently anticipates announcing its full audited financial results along with management’s discussion and analysis within its 2020 Annual Report estimated to be filed on or before March 31, 2021.

About SMG Industries, Inc.: SMG Industries is a growth-oriented transportation services company focused on the domestic infrastructure logistics market. Through the Company’s wholly-owned subsidiaries 5J Trucking LLC, 5J Specialized LLC, 5J Oilfield Services LLC and 5J Brokerage LLC, (together known as “the 5J Transportation Group”) offers heavy haul, super heavy haul, hot shot and drilling rig mobilization services. 5J’s dimensional permitted jobs can support up to 500-thousand-pound loads which include cargo associated with wind energy, power generation components, bridge beams, compressors, and refinery and construction equipment. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Odessa, Palestine, Tomball, Victoria, and Waskom, Texas. Read more at www.SMGIndustries.com.

Source: Matthew Flemming, SMG Industries, Inc. +1-713-821-3153